Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Amended and Restated 2002 Stock Option Plan of Transcept Pharmaceuticals, Inc. of (a) our reports dated March 14, 2008, with respect to the financial statements of Novacea, Inc. and the effectiveness of internal control over financial reporting of Novacea, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2007, and (b) our report dated March 14, 2008, with respect to the financial statements of Novacea, Inc. included in the Registration Statement (Form S-4 No. 333-15384) and related proxy statement/prospectus/information statement of Novacea, Inc. dated December 30, 2008, both filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Palo Alto, California

March 9, 2009